Exhibit 4.3

CANCELLATION AGREEMENT

CANCELLATION AGREEMENT, dated May 14, 2007 (this “Agreement”), by and among, INTRA-ASIA ENTERTAINMENT CORPORATION, a Nevada corporation (the “Company”), WEICHENG INTERNATIONAL INC. (“Weicheng”) and Foster Growth Ltd. (“Foster”).

BACKGROUND

On or about the date hereof, the Company has entered into a Share Exchange Agreement with Cabowise International Ltd. (the “BVI Company”), Weicheng, Foster, and the Stockholders named therein pursuant to which the Company is going to acquire from the Stockholders named therein all of the issued and outstanding capital stock of the BVI Company in exchange for an aggregate amount of 81,311,179 shares of the Company’s Common Stock (the “Share Exchange Transaction”).

The BVI Company is the holder of an option (the “Option”) to acquire from certain grantees an 85 percent (85%) interest (the “Interest”) in Beijing PKU Chinafront Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“PKU”).

Weicheng, Foster, the Company and certain accredited investors (the “Investors”) are parties to a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which Weicheng and Foster will sell to the Investors a total of 28,333,333 shares (the “SPA Shares”) of the Common Stock of the Company held by Weicheng and Foster for a consideration of $6.8 million, in the aggregate, and the Company will sell to the Investors a total of 13,333,334 shares in consideration of $3.2 million.

Concurrent with the closing of the Share Exchange Transaction, an affiliate of the Company designated by the Company will exercise the Option and acquire the Interest in accordance with the terms of the Option. Also concurrent with the Closing, the transactions contemplated by the Securities Purchase Agreement will be consummated.

It is a condition precedent to the consummation of the Share Exchange Transaction and the transactions contemplated by the Securities Purchase Agreement that Weicheng and Foster enter into this Agreement which will effectuate the cancellation of 15,328,369 shares (the “Subject Shares”) of Common Stock of the Company held by Weicheng constituting all of the capital stock of the Company held Weicheng other than the SPA Shares. Weicheng and Foster are entering into this Agreement, among other things, to induce the Investors to acquire from Weicheng and Foster the SPA Shares and Weicheng and Foster acknowledge that the Investors would not consummate the transactions contemplated by the Securities Purchase Agreement unless the transactions contemplated hereby are effectuated in accordance herewith.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Cancellation of Subject Shares. Weicheng has delivered to the Company for cancellation stock certificates representing the Subject Shares along with duly executed medallion guaranteed stock powers covering the Subject Shares and hereby irrevocably instruct the Company and the Company’s transfer agent to cancel the Subject Shares such that the Subject Shares will no longer be outstanding on the stock ledger of the Company and such that Weicheng shall no longer have any interest in the Subject Shares whatsoever. The Company shall immediately deliver to the Company’s transfer agent irrevocable instructions providing for the cancellation of the Subject Shares.

2.  Release by Weicheng and Foster. For the consideration and mutual promises specified herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of Weicheng and Foster on behalf of itself, its affiliates, agents, employees, assigns, representatives, heirs, and any person or entity that claims any right or interest through or on behalf of any of the foregoing (each a “Releasor”) hereby releases, forgives and forever discharges the Company, its respective subsidiaries, affiliates, successors, predecessors, or agents, and their present or former employees, officers, directors, attorneys and other agents, including, without limitation, the Investors (collectively, the “Representatives”) from any and all liabilities, obligations, claims, actions, covenants, contracts, agreements, promises, damages and demands whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which Releasor now has or has ever had against the Company or any Representatives arising contemporaneously with or prior to the date of this Agreement on account of, arising out of, or in any way related to any matter, cause, event or omission occurring contemporaneously with or prior to the date of this Release, including without limitation, any claim by either Releasor of any interest in the Company as a result of the ownership or prior ownership of any SPA Shares or Subject Shares, as applicable. For the consideration and mutual promises specified herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Releasor agrees for itself and anyone claiming for or through it or any third party, to waive, release, promise and agree not to bring or pursue any judicial, quasi-judicial or administrative action against the Company or any Representative for any reason whatsoever arising out of any claim released by this Agreement. Each Releasor further acknowledges and agrees that it has not already filed or otherwise commenced any such action and that it has not assigned, sold or given any of the rights he is releasing to any person or entity.

3.  Representations by Weicheng and Foster.

(a)  Weicheng owns the Subject Shares, of record and beneficially, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever. Weicheng has sole control over the Subject Shares or sole discretionary authority over any account in which they are held.

(b)  Except for the SPA Shares and the Subject Shares, neither Weicheng or Foster (i) owns of record or beneficially any share of the Company’s Common Stock, and (ii) has any subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire securities, including equity or debt securities, of the Company.

(c)  Each of Weicheng and Foster has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Weicheng and Foster and constitutes a valid, binding obligation of each of Weicheng and Foster, enforceable against each in accordance with its terms (except as such enforceability may be limited by laws affecting creditor's rights generally).

4.  Third Party Beneficiary. The parties to this Agreement acknowledge and agree that the Investors are intended third party beneficiaries to this Agreement. The Investors shall have the right to enforce this Agreement as if they were a party hereto and the Investors shall be entitled to any and all available remedies at law or in equity in the event of a breach of this Agreement by any party hereto.

5.  Miscellaneous. All representations, warranties and agreements in this Agreement shall survive the date hereof until the expiration of the applicable statute of limitations. This Agreement shall be binding upon the parties’ their respective successors, representatives, heirs and estate, as applicable. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York, without regard to the conflicts of law principles thereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety any other agreement relating to or granting any rights with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTRA-ASIA ENTERTAINMENT CORPORATION

By:	/s/
Name:
Title:

WEICHENG INTERNATIONAL INC.

By:	/s/
Name:
Title:

FOSTER GROWTH LTD.

By:	/s/
Name:
Title: